Exhibit (a)(1)(N)

STOCK OPTION EXCHANGE OFFER

As an employee holding Vince stock options granted to you by the Company, you are eligible to participate in the Option Exchange, provided you continue to satisfy the conditions to participate throughout the duration of the Option Exchange.

WHAT IS THE OPTION EXCHANGE?

Vince is offering to exchange the stock options that you currently hold with new stock options. If you choose to participate by the expiration date of the Option Exchange period, you will receive new stock options that have:

•	New strike price – equal to the closing price of Vince’s common stock on the grant date.
•	New vesting schedule – 4 years starting on the grant date.
•	New grant date – October 2, 2015 (expected).
•	Same number of stock options – see below for a before and after example.

GLOSSARY OF FREQUENTLY USED TERMS RELATING TO THE OPTION EXCHANGE

•	Stock options – a contract that gives the owner the right, but not the obligation, to sell shares of Vince stock at a fixed price (the strike price) for a specific period of time (until expiration).
•	Strike price – the price that the owner of an option can sell the stock. Used interchangeably with exercise price.
•	Exercise your stock options – exercising your stock options will allow you to receive Vince common stock at the exercise price. You may sell the Vince common stock you received at the market price and realize gains so long as your stock options are vested and in-the-money.
•	Intrinsic value – the in-the-money portion of an option’s premium.
•	Out-of-the-money/Underwater options – a term used to describe a stock option that has an exercise price that is less than the market value of Vince’s common stock.
•	In-the-money options – a term used to describe a stock option that has an exercise price that is more than the market value of Vince’s common stock.
•	Vesting period – the vesting period is the time that an employee must wait in order to be able to exercise in-the-money stock options.

HOW DOES THE OPTION EXCHANGE WORK?

The following example illustrates the new stock options you will receive if your current stock options are exchanged in the Option Exchange.

Example: You have 1,500 stock options that were awarded in 2014, at $35.00 and vest over 3 years, 500 of which have vested. You have not exercised the vested stock options

Your stock options before the exchange:

Total Options	Strike Price at Grant Date	Current Stock Price	Vested	Exercised	Unvested	Vesting Schedule
1,500	$35.00	$10.00	500	0	1,000	3 years

Your stock options after the exchange:

Total Options	New Strike Price at New Grant Date	Vested	Exercised	Unvested	New Vesting Schedule
1,500	$10.00	0	0	1,500	4 years

WHAT DOES THIS MEAN?

After the exchange, assuming Vince’s stock price on the grant date is $10.00, you would have $1,500 of potential value for every $1.00 Vince’s stock price exceeds $10.00. Whereas with your existing options, they would not have any value until Vince’s stock price exceeds $35.00.

HOW DO I PARTICIPATE?

You should have received the Option Exchange offer documents via email and mail. If you wish to participate, complete the Election Form that was included, and return it either by:

•	Scanning and emailing to optionexchange@vince.com; or
•	Mailing to Vince Holding Corp. Attn: Corporate Secretary, 500 Fifth Avenue, 20th Floor, New York NY 10110

Note, the Election Form must be sent in by either method above, it cannot be accepted in person.

The completed form must be received by 5pm EST on October 2, 2015 (unless the deadline is extended).

Please send inquiries to optionexchange@vince.com or call 646-767-5592 and leave a voice message. Your email or call will be answered in the same business day if received by 5:00pm EST, Monday through Friday.

The decision to participate in the Option Exchange is a personal one that should only be made after careful consideration, review of the enclosed materials and consultation with your personal tax, financial and legal advisors.

IMPORTANT: YOUR PARTICIPATION IN THE OPTION EXCHANGE IS VOLUNTARY. PLEASE CAREFULLY READ THE OPTION EXCHANGE OFFER DOCUMENTS SENT TO YOU FOR COMPLETE INFORMATION ON THE OPTION EXCHANGE.

IF I CHOOSE TO NOT PARTICIPATE?

If you choose not to participate, you do not need to take any action.